UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2009

TAMALPAIS BANCORP
(Exact name of registrant as specified in its charter)

California	000-50878	68-0175592
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

630 Las Gallinas Ave, San Rafael California		94903
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (415) 526-6400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendments to Articles of Incorporation

On January 8, 2009 Tamalpais Bancorp (the “Company”) received the written consent from a majority of its shareholders to amend its Articles of Incorporation. As of the current date 2,045,159 shares of common stock (53.49% of the 3,823,634 shares entitled to vote) have voted to consent to the change in the Company’s Articles of Incorporation, 43,046 shares (1.13% of shares entitled to vote) have voted to withhold consent, and 2,530 shares (0.07% of shares entitled to vote) have abstained. Since the Company has received the requisite consents to amend its Articles of Incorporation, the consent solicitation has expired.

Subject to acceptance by the Secretary of State of the State of California, Article Four of the Articles of Incorporation of the Company is amended to read in full as follows:

           “FOUR. (a) This corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock” respectively. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 10,000,000.

          (b) The Board of Directors is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of Preferred Stock in one or more series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

          (c) Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.”

The amended Articles of Incorporation were filed with the Secretary of State of the State of California on January 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2009	TAMALPAIS BANCORP

/s/ Michael E. Moulton

Michael E. Moulton, Chief Financial Officer
(Principal Financial Officer)